Exhibit 99.1

Sanara MedTech Inc. Announces Entry into Merger Agreement to Acquire Precision Healing Inc.

FORT WORTH, TX / GlobeNewswire / April 4, 2022 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today that it has entered into a definitive agreement and plan of merger with Precision Healing Inc. (“Precision Healing”), pursuant to which Precision Healing will merge with and into a wholly owned subsidiary of Sanara. The transaction has been approved by the boards of directors of both companies, received the requisite approval of Precision Healing stockholders and is expected to close today, subject to satisfaction of customary closing conditions.

Ron Nixon, Sanara’s Executive Chairman, stated, “We have been the exclusive license holder of Precision Healing’s technology in the healthcare industry in the U.S. as well as an investor in the company since 2020. Since that time, the Precision Healing team has continued to develop what we believe will be innovative and disruptive technologies for the diagnosis of chronic wounds. When completed, we expect that Precision Healing’s multispectral imager and biomarker assay will help patients obtain an early, accurate diagnosis and receive appropriate treatments more quickly than the current standard of care. We expect that the technologies will also allow physicians and clinicians to easily assess treatment protocols through proprietary algorithms developed by Precision Healing and put the Company in a position to partner with value-based care providers.”

Transaction Details

Prior to this transaction, Sanara owned 25.7% of Precision Healing on a fully diluted basis. The purchase price for this transaction consists of approximately $5.1 million in stock and cash consideration, the assumption of outstanding options and warrants of Precision Healing and certain earnout obligations, valuing Precision Healing’s equity (excluding shares of Precision Healing held by Sanara and net of the exercise price of options and warrants assumed by Sanara) at approximately $7.8 million before the earnout consideration. The majority of the consideration will be paid by Sanara in stock with a limited number of non-accredited investors receiving cash.

Concurrent with the closing of this transaction, Sanara is expected to enter into employment agreements with all key Precision Healing employees.

Precision Healing Overview

The concept for the Precision Healing imager was originally inspired by the team’s personal experiences and recognition that wound care did not utilize diagnostics of the key tissue and biomolecular characteristics in its treatment protocols. With a proven record of novel diagnostic technology development, as well as significant experience commercializing innovative medical technology, the team is well positioned to address this problem.

Since the initial development of the imager and assay, Precision Healing’s technology has undergone clinical studies at Brigham and Women’s Hospital (a Harvard teaching hospital) and the University of Miami. The studies have shown compelling patient data that the multispectral imager and biomarker assay can provide data for key wound characteristics in real-time that can guide clinical treatments for faster healing.

The Precision Healing imager 510(k) is being prepared for submission to the FDA and is expected to be filed before the end of Q3 2022, with the biomarker assay being filed in parallel.

Precision Healing Key Differentiators

We believe the Precision Healing imager and assay will be differentiated from existing imagers available to clinicians in the following ways:

●	The imager is an advancement beyond existing imaging technology used to determine the underlying causes of stalled healing and provides clinically actionable metrics.
●	The Precision Healing multispectral imager operates on an advanced wound biology algorithm. The algorithm core is a data-driven, machine learning subsystem which was generated from a comprehensive set of advanced clinical measurements of 15 biomarkers, 9 tissue characteristics, extensive microbiology and pathology results, along with standard clinical wound metrics. This is expected to help the Company create a unique, proprietary, and comprehensive library of wound care data.
●	Other systems rely exclusively on retrospective analysis of traditional clinical observations, which by their nature only yield traditional healing results. The Precision Healing approach brings together the science of tissue biology, advanced spectroscopy (optics) and bedside molecular assay, with the aim of changing the paradigm of wound assessment.

Strategic Rationale

When commercially available following receipt of regulatory approval, the Precision Healing imager and assay are expected to be the final components needed to complete the initial iteration of Sanara’s technology platform and comprehensive wound and skin offering. The imager is intended to be integrated with Sanara’s proprietary EMR system and virtual consult capability, giving the Company the ability to diagnose, treat, track, collect, and further analyze data on the healing progression of wounds across the continuum of care.

We believe that data collected by the Precision Healing platform will help clinicians to rapidly and accurately diagnose the root cause of a patient’s wound and develop tailored treatment protocols that can be adjusted as more information is gathered. Additionally, the platform is expected to allow the Company to develop evidence-based treatment algorithms to help improve clinical practice guidelines compared to the current standard of care. Sanara expects that this will allow it to treat wounds more effectively at a lower cost while improving outcomes and positioning the Company to partner with value-based care providers.

W. David Lee, Precision Healing’s CEO, stated, “We started Precision Healing because we identified a need to use technology to diagnose and treat wounds more efficiently than the current standard of care. By pairing our diagnostic technology with Sanara’s products, EMR, and virtual consult capabilities we believe we are setting the stage to dramatically improve wound healing rates while lowering costs. Speaking for the entire Precision Healing team, we are excited for this next step in the evolution of our company and technologies.”

Advisors

Haynes and Boone, LLP served as legal counsel to Sanara and Goodwin Procter LLP served as served as legal counsel to Precision Healing in this transaction.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aim,” “anticipates,” “believe,” contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predicts,” “preliminary,” “project,” “seek,” “target,” “should,” “will” or “would, or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the expected timetable for closing the proposed transaction, the potential benefits created by the proposed transaction, the anticipated impact of the proposed transaction on Sanara’s business and future financial and operating results, the retention of key personnel from Precision Healing, the development of new products, including the Precision Healing imager and assay, and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as our ability to satisfy the closing conditions for and consummate the merger on the expected timeline or at all, the ability to integrate and retain key personnel from Precision Healing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.